IMAGING DIAGNOSTIC SYSTEMS, INC.

                             DISTRIBUTION AGREEMENT

         This Distribution Agreement ("Agreement") is made and entered into as of November 29, 1999, by and between Cycle of Life Technologies, Inc., a division of 1384141 Ontario Inc., a corporation duly incorporated under the laws of the Province of Ontario, Canada "Distributor"), and Imaging Diagnostic Systems, Inc., a corporation organized and existing under the laws of the State of Florida ("IDSI").

                                   WITNESSETH:

                                    RECITALS

     WHEREAS, IDSI is the owner, and manufacturer of a state of the art laser imaging system for detection and analysis of masses in the breast, and ancillary equipment as more fully described on Exhibit A hereto and incorporated herein (the "Equipment").

     WHEREAS, IDSI is the owner of a certain Patent, Patents pending and Patent applications, trade secrets and other proprietary information in connection with the Equipment and represents that it has the legal right to manufacture, sell and distribute the Equipment, either individually or through others;

     WHEREAS, IDSI wishes to grant to Distributor and Distributor wishes to obtain the exclusive right to be supplied with, sell, distribute and market the Equipment, individually or through others, in the territory defined in paragraph 1(b) below.

     NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the parties hereto agree as follows:

1. DEFINITIONS. For purposes of this Agreement the following terms shall have the definition set forth below.

     (a) Equipment. The term "Equipment" shall mean and include only those products listed on Exhibit A, as amended from time to time. IDSI may add to, upgrade or change the Equipment from time to time by providing written notice not less than thirty (30) days prior to any such change. If the nature or type of equipment changes, the distributor has the option to terminate the agreement forthwith.

     (b) Territory. The term "Territory" shall mean Canada, Slovakia, Bulgaria, Greece, Hungary, Slovenia, Croatia, Bosnia, Macedonia, Serbia, Benelux, Denmark, France, Trinidad & Tobago, Barbados, South America (except Ecuador), Ukraine, Romania, South Africa, South Arabia, Kuwait, Kirghistan, Tajikistan, Uzbekistan, and Kazakhstan.

     (c) Territory Exclusions. In the event that a country listed in (b) Territory becomes restricted from trade by the United States government, that country shall automatically be removed from the Distributor's territory until such time that the U.S. government lifts the trade restriction.

     (d) In the event that USA government lifts the trade embargo with Iran, Cycle of Life shall have the right of first refusal for that territory.


2. TERM. This Agreement shall be for a term of three years from the date of its execution by Distributor. This Agreement will automatically renew for an additional two years term provided that Distributor meets the Performance Standards set forth in Section 5. and, provided that Distributor satisfactorily fulfills all other terms and conditions of this Agreement.

3. RIGHT TO SELL, DISTRIBUTE AND MARKET. During the term of this Agreement and any renewal hereof, IDSI hereby grants to Distributor, as its exclusive agent, the right to sell, distribute, individually or through outside distributors, and market the Equipment in the Territory. Distributor shall also have the right to use the trade names, and trademarks associated with the Equipment in connection with the promotion, sale, marketing and distribution of the Equipment. Distributor hereby acknowledges and agrees that all trade names and trademarks associated with the Equipment are the property of and proprietary to IDSI.

4. DISTRIBUTOR'S DUTIES, REPRESENTATIONS AND WARRANTIES. Distributor agrees to use its best efforts to sell, market and/or distribute the Equipment in the Territory. Distributor agrees that it will perform at its expense the following duties to IDSI's reasonable satisfaction. It is understood that Cycle of Life Technologies Inc. will adhere to the stipulation of this contract. It is further understood that Cycle of Life Technologies Inc. has the right to assign these stipulation to the designated Dealer/Distributor and act as an Agent.

     (a) Promotion and Marketing.

                  (i) Distributor will maintain a qualified sales and distribution organization which will provide sales personnel, advertisement, marketing and distribution support for the solicitation of customers and potential customers in the Territory for the sale of the Equipment.

                  (ii) Any sales promotion, promotional activities, marketing or advertising strategies, pamphlets, advertisements, brochures or other promotional materials, other than those provided by IDSI, must have the prior written approval of IDSI. At least one copy of all Distributor's advertising and sales promotion materials in which the Equipment of IDSI is mentioned, must be provided for IDSI's review and approval prior to the time of first use. All advertisements, pamphlets, brochures or other promotional materials, other than those provided by IDSI shall be at the sole cost of the Distributor. The Distributor shall have the continuing right to use any promotional materials produced by IDSI while this Agreement is in effect.

                  (iii) The Distributor cost on RSNA show shall be limited on the travel and accommodation. The Distributor representative shall be present in the IDSI booth for 4 hours each day of the RSNA.

     (b) Quarterly Reports. Distributor shall promptly prepare and deliver to IDSI, within 21 days of the end of each quarter, reports identifying each purchaser of Equipment by name, address and designation of type of business and the date of sale, model and serial number for each unit of Equipment sold during the preceding three months and a forecast of requirements for Equipment for the following six months, as well as a description of all training, support, and advertising and sales promotional activities undertaken during such period. In addition, such Report shall contain a statement of the Distributor then current inventory of spare parts and technical literature available for customer service, maintenance and support of the Equipment. An officer of the Distributor shall certify the Report.

     (c) General Conduct. Distributor shall at all times conduct its business in a manner that reflects favorably on IDSI and its Equipment and will not engage in any deceptive, misleading, illegal or unethical business practices.

     (d) Service and Support. Distributor's personnel will be required to be trained at IDSI headquarter facilities in sales and support techniques for all of the Equipment and services. IDSI will not charge for such training, however Distributor shall be responsible for all travel, accommodation and other expenses. Distributor will provide adequate installation, customer service, and maintenance and support for the Equipment in the Territory. Distributor will provide a schedule of service and support representatives in each country listed under (b) Territory. Distributor will establish and maintain a staff of trained technicians and purchase and maintain stock of spare parts and technical literature necessary in order to provide adequate installation, customer service, maintenance and support of the Equipment in the Territory. Distributor hereby agrees to provide such service and support in a prompt and workmanlike manner to any user of the Equipment in the Territory. The time frame for such service in Canada shall be 12 Months from the first delivery of the first Equipment. For services outside Canada the conditions remain unchanged

     (e) Competitive Products. Distributor will do everything within its power to feature, promote, and advertise, as part of its merchandising and sales policy, the Equipment and use its best efforts to stimulate and increase interest in IDSI's Equipment. IDSI understands that some existing and some new customers may request competitors' products. Distributor will use its best efforts to sell, market and distribute the IDSI Equipment to such customers. Distributor will give IDSI the opportunity to assist with these accounts.

     (f) Customer Requirements. With a view to maximizing the potential market for the Equipment within the Territory, Distributor will report to IDSI on a quarterly basis, and assist IDSI in the assessment of the needs and requirements of the potential customer base in the Territory with respect to the Equipment, including, but not limited to: (i) a rolling twelve-month quantity forecast,
(ii) quality of the Equipment, (iii) design, functional capability and additional features of the Equipment and related modifications, improvements and enhancements, and (iv) general market conditions of the Territory.

     (g) Co-marketing Protection. Distributor will maintain confidentiality of IDSI supplied prospective customers and not conduct any direct efforts to persuade such clients toward competitive equipment or services.

     (h) Purchase Orders. Distributor shall forward all orders promptly to IDSI. The orders shall state clearly the name of the purchaser, the quantity purchased, and the time and place of delivery.

     (i) Delivery. Distributor shall give IDSI at least 120 days prior written notice before each shipment is required.

     (j) Expenses and Taxes. Distributor is an independent contractor, and as such shall pay all expenses, including compensation of salesmen, rentals, travel, and all taxes, including assessments, which may be made against the salary or wages of those directly employed by Distributor.

     (k) Relationship of Parties. Except as set forth herein, Distributor shall have no right or authority to create any obligation on the part of IDSI or bind IDSI to any agreement.

     (1) Offices. Distributor shall maintain a suitable office in Toronto, Ontario, Canada with a telephone and facsimile line suitable for use for the sale of the Equipment. The office shall contain a suitable display area where the Equipment shall be prominently displayed at all times. This display area or another area shall be suitable for and used for the demonstration of and training in the use of, the Equipment. The office shall be staffed from 9:00 a.m. to 5:00 p.m., Monday through Friday, subject to recognized national holidays.

5. PERFORMANCE STANDARDS.

If the following performance standards (the "Minimum Performance Standards") are not met, IDSI will notify Distributor, in writing, that it is in default of this Agreement. If Distributor does not cure the deficiency within 30 days from receipt of the notice, IDSI, at its sole option, may: (i) continue this Agreement on a nonexclusive basis; (ii) continue this Agreement on a nonexclusive basis and limit the Territory; or (iii) terminate this Agreement. Any such action taken by IDSI shall be without prejudice to the rights of the parties with respect to Equipment already ordered, sold or delivered.

For the purpose of this agreement one year shall begin upon PMA/FDA acceptance. This is mandatory only where FDA is applicable by country.

YEAR.                           NUMBER OF CTLM(TM)UNITS

In 2 Years                                  50

Quantity breakdown per country refer to "Schedule C"


6. PURCHASE OF EQUIPMENT.

     (a) Orders. Orders from Distributor for equipment shall be made by delivery of a purchase order to IDSI. As soon as practicable after receipt of such purchase order, IDSI will: (i) if such order is accepted, return to Distributor IDSI's standard form of Sales Acknowledgment (the "Acknowledgment") setting forth dates on which delivery will be made, or (ii) notify Distributor in writing that such order is rejected. IDSI will use its best efforts to make prompt delivery of the Equipment accepted by IDSI on the delivery dates specified in the Acknowledgment, F.O.B. Fort Lauderdale, at the time and to the entities and destinations listed in the purchase orders. IDSI shall not be liable for any failure to deliver, if such failure has been occasioned by fire, embargo, strike, failure to secure materials from a usual source of supply, or any circumstance beyond IDSI's control, which shall prevent IDSI from making deliveries in the normal course of its business. IDSI shall not, however, be relieved from making delivery when the causes interfering with deliveries shall have been removed. In particular, the Parties acknowledge that IDSI is reliant on outside suppliers, which supply the components for its Equipment. Should these suppliers fail to produce the required components in a timely manner, than IDSI shall be excused from the delivery obligations under this Agreement until such time as the components can be manufactured, delivered and installed in the Equipment. In no event shall IDSI be responsible for any loss or liability suffered by Distributor as a result of delay in delivery of any order. An order could be rejected if the Distributor fails to meet the commitments of the Agreement within the territory or otherwise acts inappropriately with respect to distribution of the equipment.

     (b) Cancellation of Orders. Distributor may cancel any order (or any part thereof) for Equipment by giving IDSI written notice of such cancellation at least 91 days prior to the shipping date. If an order is cancelled, the charge to the Distributor is 15% of the amount of the purchase order.

     (c) Rescheduling Orders. Distributor may at any time, upon not less than thirty (30) days written notice to IDSI, reschedule and/or postpone the delivery date relating to an order (or any part thereof) for up to thirty (30) days. The postponement of delivery to a date more than thirty (30) days from the delivery date specified in the initial order shall be deemed a cancellation of such order. DISTRIBUTOR MAY NOT POSTPONE THE DELIVERY DATE MORE THAN ONCE WITH RESPECT TO ANY ORDER. If Distributor cancels a previously rescheduled delivery of Equipment, the applicable cancellation charges shall be based on the delivery date specified in the initial order submitted by Distributor for such delivery.

7.       PRICE.

     (a) Purchase Price. The purchase price for the Equipment to be sold hereunder shall initially be as set forth on IDSI's Price List attached hereto as Exhibit A, which may be discounted at the sole discretion of IDSI based on the cumulative quantities of such Equipment purchased by Distributor during the term hereof or any Additional Term. Discounts shall not apply retroactively to prior purchases of Equipment. IDSI shall have the sole right to set the price and other terms of the sales of the Equipment. IDSI, at its sole discretion, reserves the right to change prices, materials used, Equipment line and the components of the Equipment. IDSI will provide reasonable notice of any price or other changes to Distributor as to not disrupt the sales and distribution of the Equipment. IDSI reserves the right to amend Exhibit A with respect to any Additional Term.

     (b) Price Changes. IDSI may change the prices to be charged for Equipment sold hereunder by amending its published Price List and giving Distributor sixty
(60) days prior notice. All orders received and accepted by IDSI prior to the effective date of the price increase for shipment within thirty (30) days of such effective date will be billed at the prices in effect at the time of acceptance of the order; provided, however, that if Distributor notifies IDSI in writing prior to the effective date of such price increase that it quoted the original price in an outstanding bid submitted prior to receipt of IDSI's amended Price Lists, any order relating to such bid accepted by IDSI prior to the effective date of such price increase for shipment within ninety (90) days of such effective date will be billed at the prices in effect at the time of acceptance. All other shipments after thirty (30) days (or ninety days, if applicable) of such effective date shall be billed at the prices set forth in the amended Price List.

     (c) Payment. All payments hereunder shall be in United States dollars and shall be effected by means of confirmed, irrevocable letters of credit opened by the Distributor 90 days prior to shipping date on a United States bank established, to IDSI's satisfaction. All exchange, interest, banking, collection and other charges outside U.S.A. shall be the sole expense of the Distributor.

There will be a collaborative terms for both parties.
Distributor shall have the option to wire transfer funds ninety (90) days in advance of shipment to IDSI as follows:

          First Union National Bank of Florida, Jacksonville, Florida ABA Number 063000021
          Account of Imaging Diagnostic Systems, Inc.
          Account Number 2090000431548

Shipment will be made upon either receipt of the letter of credit approved by IDSI or confirmation that a wire transfer has been received.

8. TERMS AND CONDITIONS OF SALE. This Agreement and all sales of Equipment hereunder by IDSI to Distributor shall be subject to IDSI's standard terms and conditions of sale as set forth on the applicable Acknowledgment. A copy of IDSI's current Standard Terms and Conditions of Sale is attached hereto as Exhibit D and incorporated herein. To the extent that IDSI's standard terms and conditions are inconsistent with express provisions of this Agreement, the provisions of this Agreement shall prevail. Distributor agrees that although it may use its standard forms for others or other notices hereunder, said standard forms will be governed by the terms and conditions of this Agreement and any applicable Acknowledgment shall have no force and effect. Distributor agrees to place the following legend on its standard forms submitted to IDSI hereunder:

"NOTWITHSTANDING ANY OTHER TERMS AND CONDITIONS APPEARING HEREON, THIS PURCHASE SHALL BE GOVERNED BY THE TERMS AND CONDITIONS OF SALE SET FORTH IN THE IDSI DISTRIBUTION AGREEMENT."

9.       PRODUCT WARRANTY.

LIMITED WARRANTY

     With respect to Equipment for which Company is the original Company, Company warrants to Distributor that, for a period of twelve (12) months from installation each item of Equipment will conform in all materials and workmanship. Company's obligation under this warranty is limited to, at Company's option, repairing or replacing, at Company's facility or at the location of the Equipment, any Equipment or parts thereof that do not conform to this warranty. Distributor shall promptly notify Company in writing of any alleged defects in the Equipment and specifically describe the problem. Company shall have no obligations under this warranty with respect to any defect unless it receives notice and a description of such defect no later than ten (10) working days following the expiration of the warranty period. Upon receipt of such notice, Company shall either advise Distributor that warranty service shall be provided at the location of the Equipment or shall instruct Distributor as to the part or parts of the Equipment that Distributor shall ship back to Company for repair or replacement. Company will pay the costs of transporting Equipment to Company which to have been defective; otherwise, Distributor shall pay all costs of transportation in both directions.

     With respect to Equipment for which Company is the original Company, Company warrants to Distributor that the Programs provided to Distributor in connection with such Equipment will conform to and perform in accordance with the then existing Equipment documentation for a period of one (1) year from shipment of the last item of Equipment in conjunction with which the Programs are to be used if properly used on the Equipment. Company's obligation under this warranty is limited to, at Company's option, correcting, repairing or replacing, at Company's option, at Company's facility or the location of the Programs, any Program or parts thereof that do not conform to this warranty.

     With respect to Equipment for which Company is not the original Company and the Programs provided to Distributor in connection with such Equipment, the sole warranties provided by Company to Distributor shall be equivalent to the sole warranties provided by the original Company to Company (current original Company warranties and the identification of Equipment to which they pertain shall be provided to Distributor upon request).

     The foregoing warranties shall not apply to any Equipment or Programs which have been (i) used or operated in a manner inconsistent with the license granted by Company, (ii) modified or repaired by anyone other than Company personnel or Company's authorized service representatives in a manner which adversely affects their operations or reliability, or (iii) damaged because of accident, neglect or misuse by anyone other than Company personnel, failure or surge of electrical power, air conditioning or humidity control, transportation, or other than ordinary use.

THE FOREGOING WARRANTIES APPLY ONLY TO THE ORIGINAL PURCHASER AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY UPON THE RIGHTFUL CLAIM OF ANY THIRD PERSON.

10.  SUBLICENSES.

     (a) Programs Sublicense. Distributor is authorized to grant restrictive, nonexclusive, nontransferable sublicenses to customers to use the Programs or any portion thereof, provided that each such Customer (sublicensee) enters into an agreement with Distributor pursuant to which the sublicensee expressly accepts and agrees to the terms and conditions of the license set forth in the Acknowledgment. In addition to any other remedy IDSI may have, IDSI reserves the right to terminate any sublicensee's sublicense if said sublicensee fails to comply with any term or condition of any such sublicense. Any sublicense granted by Distributor to a sublicense hereunder shall also terminate and such sublicense shall cease to use and return the Programs.

     (b) Proprietary Technical Materials Sublicense. Distributor is authorized to grant restrictive, nonexclusive, nontransferable sublicenses to customers to use the Proprietary Technical Materials or any portion thereof, provided that each such customer (sublicensee) enters into an agreement with Distributor pursuant to which the sublicensee expressly accepts and agrees to the terms and conditions of the license set forth in the Acknowledgment. In addition to any other remedy IDSI may have, IDSI reserves the right to terminate any sublicensee's sublicense if said sublicensee fails to comply with any term or condition of any such sublicense. Any sublicense granted by Distributor to a sublicense hereunder shall also terminate and such sublicense shall cease to use and return the Proprietary Technical Materials.

11.  MAINTENANCE.

     (a) Distributor's Obligation to Provide Service. Distributor agrees that IDSI shall have no obligation to maintain the Equipment except for the warranty obligations specified in Section 9. Distributor acknowledges and agrees that it will perform, at no expense to IDSI, maintenance and repair of Equipment sold or leased to the Distributors customers

     (b) Spares Parts. Distributor shall purchase a basic spare parts kit to support warranty repair service in Distributor's Territory. In the event that spare parts are used to support warranty repair, IDSI shall replace said parts at no charge upon receipt of a copy of the field service report and the defective part. Distributor will provide IDSI with a monthly report, not later than 15 days after the first day of each month, which will indicate the Customers name, address and phone number, the work performed, the parts used and whether the repair was under warranty. The report shall also include a total dollar amount for parts used for non-warranty repair. IDSI shall sell to Distributor spare parts for use in connection with the Products. IDSI shall supply Distributor with a price list for spare parts, which prices may be increased at any time or from time to time by IDSI. Distributor shall pay IDSI for such parts in accordance with Section7 (c). Distributor shall pay all shipping costs to send spare parts to Distributor or to the Customer. IDSI shall not pay any shipping costs. Unused, uninstalled spare parts, which are returned undamaged to IDSI, may be subject to a restocking charge equal to twenty-five percent (25%) of the then current price therefore.

12.  TERMINATION.

     (a) Either party may, by written notice to the other party, terminate this Agreement upon the occurrence of any one or more of the following events:

                  (i) Upon the failure of the other party to pay any monies when due hereunder, if such default continues for five (5) business days or more after written notice to the defaulting party;

                  (ii) Upon material failure of a party to observe, keep or perform any of the covenants, terms or conditions herein, if such default continues for thirty (30) business days or more after written notice to the defaulting party;

                  (iii) In the event: (A) a party makes a general assignment for the benefit of creditors or transfers all or a substantial portion of its assets; (B) a receiver is appointed and not discharged within 30 days of appointment, or (C) the other party has become insolvent.

     (b) IDSI may, by written notice to Distributor, terminate this Agreement upon occurrence of any one more of the following events:

               (i) In the event that Distributor solicits orders for Equipment outside its Territory;

               (ii) In the event of any dispute, disagreement or controversy between or among the owners, partners, managers, officers or stockholders of Distributor which in the opinion of IDSI adversely affects the ownership, operation, management, business or interests of Distributor, or in the event of a change in control or majority ownership of Distributor;

               (iii) If Distributor ceases to function as a going concern or to conduct its operations in the normal course of business, or

     (c) If Distributor fails to meet the Minimum Performance Standards set forth in Section 5, IDSI shall have the right, upon 30 days written notice to the Distributor, to terminate this Agreement. Distributor shall have the right to cure the deficiency within such 30-day period. If Distributor does not cure the Deficiency within such 30-day period, IDSI may terminate this Agreement on the 30th day.

     (d) Upon termination or expiration of this Agreement, for any reason Distributor shall discontinue the use of IDSI's name, trademarks, trade names, labels, copyrights, and other advertising media and shall remove all signs and displays relating thereto: and will no longer identify itself as a distributor of IDSI or indicate, in any way, that it is associated with IDSI. Distributor shall promptly return to IDSI all marketing and selling materials, all manuals, all technical data, all other documents and copies thereof previously supplied by IDSI and all spare parts consigned to Distributor by IDSI.

     (e) Upon termination or expiration of this Agreement, for any reason, IDSI shall have the option to repurchase its Equipment and spare parts then in possession of the Distributor, at prices originally billed to the Distributor if the Equipment and spare parts are new and at an adjusted price if the Equipment is used, and with deductions for money due or to become due to IDSI under this Agreement. As to any of the IDSI's Equipment or spare parts not repurchased by IDSI, Distributor shall have the right to dispose of them in the regular course of its business and for this purpose only, the restrictions of preceding sub paragraph shall be deferred until three months after the termination of this Agreement.

     (f) It is expressly understood and agreed that the rights of termination as provided in this Agreement are absolute and that both parties hereto have considered the costs and expenditures associated with the preparation and performance of this Agreement and the possible losses and damages which may be incurred by both parties in the event of its termination. The parties hereto acknowledge and agree, by execution hereof that they have entered into this Agreement with full knowledge of such possibilities, and except as provided herein neither party hereto shall be responsible to the other for compensation, damages, losses, or otherwise, for termination of this Agreement as set forth above.

13.  TRADEMARKS: MARKINGS.

     (a) Trademarks and Names. Distributor is hereby granted permission to use during the term of this Agreement, and any renewal hereof, the trademarks and trade names used by IDSI in connection with the Equipment. Such permission is expressly limited to uses by Distributor necessary to performance of Distributor's obligations under this Agreement, and Distributor hereby admits and recognizes IDSI's exclusive ownership of such marks and names and the renown of IDSI's marks and names, both worldwide and specifically in the Territory. Distributor agrees not to take any action, inconsistent with such ownership and further agrees to take any action, including without limitation the conduct of legal proceedings, which IDSI deems necessary to establish and preserve IDSI's exclusive rights in and to its trademarks and trade names. Reproductions of IDSI'S trademarks, logos, symbols, etc. shall be true reproductions and shall be done photographically or digitally in a manner, which enhances the reputation and status of IDSI.

     (b) Markings. Distributor will not remove or make or permit any alterations in any labels or other identifying markings placed by IDSI on any of the Equipment without written consent by IDSI.

     (c) No Additional Rights. No rights to manufacture, alter, or use the Equipment for purposes other than those contained herein are granted by this Agreement. Moreover, no licenses are granted or implied by this Agreement under any patents owned or controlled by IDSI or under which IDSI has a right, excep the right to sell, market and distribute IDSI's Equipment, as contemplated herein, during the term of this Agreement.

14. INDEMNIFICATION. Distributor shall indemnify and hold harmless IDSI, its officers, directors, employees, or agents (collectively referred to in this Section 14 as "IDSI") for damages or expenses resulting from any claim, suit or proceeding brought against IDSI, with regard to any untrue statement or alleged untrue statement, misrepresentation or alleged misrepresentations, promise or agreements made or allegedly made by Distributor or its subdistributors or arising from the marketing, sale or distribution of the Product by Distributor or its sub-distributors. This provision shall not apply to Distributor or any person controlling Distributor in respect of any losses, claims, damages, liabilities or actions arising out of or based upon any untrue statement or alleged untrue statement, misrepresentation or alleged misrepresentations, promise or agreement made or allegedly made by Distributor or arising from the marketing, sale or distribution of the Product by Distributor, if such untrue statement or alleged untrue statement, misrepresentation or alleged misrepresentations, promise or agreement was made in reliance upon information furnished in writing to Distributor by IDSI specifically for use in connection with the sale, marketing or distribution of the Equipment. IDSI agrees that Distributor has the right to defend, or at its option to settle, and Distributor agrees, at its own expense, to defend or at its option to settle, any claim, suit or proceeding brought against IDSI. Distributor agrees to pay any costs of litigation, investigation or defense incurred by IDSI, including reasonable attorney fees, and final judgment, entered against IDSI on such issue in any such suit or proceeding. Distributor shall be relieved of the foregoing obligations unless IDSI notifies Distributor in writing, within fifteen days of receipt of notification of such suit, claim or proceeding, and gives Distributor authority to proceed as contemplated herein.

15. RISK OF LOSS. Title to the Equipment shipped shall pass upon shipping, subject to full payment. Distributor assumes the risk of loss and damage of the Equipment in transit from IDSI's shipping point to the point of destination.

16. COMPLIANCE WITH LAWS. Distributor shall comply with all material applicable present and future federal, state, county, local and foreign laws, ordinances and regulations relating to the importation and sale of the Equipment. Distributor will take all steps necessary to obtain the proper import licenses, if applicable and Distributor shall be solely responsible for any excise tax, duties or other costs for the importation of the Equipment.

17. NON-CIRCUMVENTION AGREEMENT. The respective Parties involved in this Agreement, agree not to circumvent each other. The Parties agree that they will not make any contact, directly or indirectly, written, oral, electronic or by any medium of contact whatsoever, with any Sources without the express written consent of the other introducing Party. Each of the listed Parties hereto, accepts and understands that any overt or covert action of circumvention, or unauthorized disclosure shall constitute a breach of trust and shall be considered a breach of the terms and conditions of this agreement. Such action shall be subject to judicial action, and recompense.

If either Party shall bring an action to recover payment or other compensation pursuant to the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney's fees and expenses as may be awarded, including legal fees and costs, and recovery for liquidated damages and punitive damages as may be awarded by and through any legal process or jurisdiction.

For the purposes of this Section 17, the term "Party" or "Parties" shall be considered to include and be binding upon the parties to this Agreement, any individual, entity or entities, including but not limited to, associates, partners, assigns, spouses, employees, agents, principals, clients, corporations, companies, subsidiaries, divisions, affiliated, associations, collateral providers or the like, which the Parties hereto may now or in the future be associated with during the term of this Agreement and any renewal thereof.

For the purposes of this Section 17, the term "Sources" shall be considered to include any business opportunity, principal, individual, entity or entities, including but not limited to, customers and distributors, their associates, partners, assigns, spouses, employees, agents, principals, clients, corporations, companies, subsidiaries, divisions, affiliated partnerships, associations or the like, introduced to or brought to the attention of a Party to the other Party during the term of this Agreement or any renewal thereof.

Distributor acknowledges and agrees that no separate or additional payment will be required to be made to it in consideration of its undertakings in this
Section 17.

18. NO COPYING. Without the prior written consent of IDSI, Distributor shall refrain from copying, reverse engineering, disassembling, translating or modifying the Equipment for its benefit, or granting any other person or entity the right to do so.

19. NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be delivered by U.S. Certified Mail, return receipt requested, or by special messenger service with receipt (such as Federal Express), by facsimile delivery or by hand, to the parties at the following addresses or such substitute person or address of which notice is given in like manner:

Imaging Diagnostics Systems, Inc.
6531 NW 18 Court
Plantation, Florida 33313
Phone (954) 581-9800
Fax   (954) 581-0555

Distributor:
Cycle of Life Technologies, Inc.
20 Queen Street West, Suite 3208
Toronto, Ontario M5H3R3 Canada
Phone   (416) 408-1200
Fax     (416) 408-2268
or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be conclusive evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

20. GOVERNING LAW. VENUE AND ARBITRATION. This Agreement shall be deemed to be executed in the State of Florida and governed by the laws of the State of Florida. Any controversy or claim arising out of or relating to this Agreement or to the interpretation, breach or enforcement thereof, except a claim for injunctive relief, shall be submitted to an arbitrator and settled by arbitration in Broward County, Florida, in accordance with the rules then obtaining of the American Arbitration Association. Any award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. Nothing contained herein shall serve to prohibit the parties from seeking injunctive relief in a court of competent jurisdiction.

21. GENERAL.

     (a) Independent Contractor. Distributor will act as an independent contractor under the terms of this Agreement and not an agent or legal representative of IDSI for any purpose, whatsoever, and, except for the extension of the warranty set forth in Section 9, Distributor has no right or authority to assume or create any obligation of any kind, express or implied, on behalf of IDSI to Distributor's customers or to any other person.

     (b) Product Changes. IDSI reserves the right to make design and other modifications in the Equipment at any time but shall not be obligated to implement such modifications in Equipment that has previously been delivered.

     (c) Confidential Information. Distributor agrees not to disclose to any person outside of its employ, and not to use for any purpose other than to fulfill its obligations under this Agreement, any information which is disclosed to Distributor by IDSI and which is not otherwise publicly available. Distributor agrees to take all preventative measures and precautions to guard against and prevent any use or disclosure of such confidential information by its partners, employees, agents, or other persons consistent with the intent of this paragraph. Distributor further agrees not to disclose to IDSI any information, which Distributor deems to be confidential, and it is understood that any information received by IDSI will not be of a confidential nature.

     (d) Waiver and Amendment. Any party shall not construe the waiver by any party to this Agreement of a breach of any provision hereof by any other party as a waiver of any subsequent breach. The failure by either party at any time to enforce the provisions of this Agreement, or to exercise any election or option provided herein, shall in no way be construed as a waiver of such provisions or options, nor in any way to affect the validity of this Agreement or any part thereof, or the right of either party thereafter to enforce each and every such provision. No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.

     (e) No Other Warranty or Representation. Distributor hereby acknowledges that it has not entered into this Agreement in reliance upon any warranty or representation by any person or entity except for the warranties or representations specifically set forth herein.

     (f) Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the parties hereto. All communications and materials made or given pursuant to this Agreement, including without limitation any operations and maintenance manuals, shall be in the English language. IDSI shall have no obligations or liabilities to Distributor or any other person for loss of profits, loss of use or incidental, special or consequential damages, even if IDSI has been advised of the possibility thereof, arising out of or in connection with the translation from English into any other language of any materials made or given pursuant to this Agreement, including without limitation any operations and maintenance manuals.

     (g) Licenses and Permits. IDSI will use its best efforts to secure all export licenses and permits required by the United States government, and Distributor will secure all import licenses and permits required in connection with the importation, marketing, sale and distribution of the Equipment. Each party will furnish any information and assistance reasonably required by the other party in connection with securing any such licenses and permits.

     (h) Import/Export Controls. IDSI's obligations hereunder shall be at all times subject to the export administration and control laws and regulations of the United States Government, and any amendments thereof and the import administration and control laws and regulations of the Territory, and any amendments thereof. Distributor shall provide IDSI with any written assurances it may reasonably request with respect to Distributor's compliance with such laws or regulations. Distributor agrees that, with respect to the import, resale or any other disposition of Equipment and any printed commercial and technical data and information supplied by IDSI, Distributor will comply fully with the import/export administration and control laws and regulations of the United States of America and the Territory, and any amendments of such laws and regulations.

     (i) Compliance with Laws. IDSI represents that, with respect to the production of Equipment to be furnished hereunder, IDSI will fully comply with all applicable laws of the United States and the State of Florida. Distributor represents that, with respect to the purchase, marketing, sale and distribution of the Equipment furnished hereunder, Distributor will comply with all applicable laws of the Territory.

     (j) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties concerning the subject matter hereof and supersedes all prior agreements, negotiations and understandings of the parties with respect thereto. No representation, promise, modification or amendments shall be binding upon either party as a warranty or otherwise, unless in writing and signed on behalf of each party by a duly authorized representative. Although Distributor may use its standard purchase order form to give any order or other notice provided for hereunder, said order or notice will be governed by the terms and conditions of this Agreement any applicable Acknowledgment, and any term or condition set forth in any such standard form which is inconsistent with or in addition to the terms and conditions of this Agreement and any applicable Acknowledgment shall have no force or effort.

     (k) Attorney's Fees. In the event any action is commenced with regard to this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses.

     (l) Severability Clause. In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

     (m) Successors. Subject to the provisions of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     (n) Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     (o) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature, provided however that original signatures must be provided within ten days from the date of signing.

     (p) Further Assurances. The Parties hereto agree to execute and deliver from time to time at the other Party's request, without further consideration, such additional documents and to take such other action necessary to consummate the transactions contemplated herein.

     (q) Assignment. This Agreement may be assigned by IDSI. Distributor will not be permitted to assign this Agreement with out the prior written consent of IDSI.

     (r) U.N. Convention. The parties hereby agree to opt out of the coverage of the United Nations Convention on Contracts for the International Sale of Goods, to the extent that such convention might by its terms apply to this Agreement.

     (s) Foreign Corrupt Practices Act. Under U.S. law it is a criminal offense for IDSI to make payments directly or indirectly to foreign governmental officials or political parties to influence any act or decision of such officials or parties and thereby obtain or retain business. In order to avoid criminal sanctions under this act, ETC agrees (i) to not give or offer anything of value to any governmental official, political party, or candidate for governmental office in connection with the sale of Products; (ii) to comply with all laws and regulations of the United States, including, without limitation, those regarding corrupt payments and anti-boycott laws; (iii) that there is and will be no employment of, or beneficial ownership of ETC by any governmental or political officials in connection with the sale of Products; (iv) to IDSI's right to terminate the agreement immediately upon violation by ETC of these obligations; and (v) to indemnify IDSI for losses and damages due to breach of the above obligations.

     (t) Anti-Boycott Laws. U.S. law prohibits IDSI from taking or knowingly agreeing to take certain specified actions, which support unauthorized boycotts against Israel. Distributor agrees to not participate in or support any such boycott in connection with the sale of Products.


     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year set forth below.

Dated: November 29, 1999

In the presence of:                     Imaging Diagnostic Systems, Inc.

/s/ Allan L. Schwartz                   BY: /s/ Linda B. Grable
---------------------                       -------------------
Allan L. Schwartz                       Linda B. Grable, President


Dated: November 29, 1999

In the presence of:                     Cycle of Life Technologies, Inc.

/s/ Kassahun A. Tiku                    BY: /s/ Lee Anne Gibbs
-------------------------------             ------------------
Kassahun A. Tiku                        Lee Anne Gibbs, President

SCHEDULE A
                                    EQUIPMENT

Computed Tomography Laser Mammography (CTLM(TM)) Device

SCHEDULE B
                                 PURCHASE PRICE

$250,000. U.S.

SCHEDULE C
                                    TERRITORY

Canada -10
Slovakia -1
Bulgaria -1
Greece -2
Hungary -1
Slovenia -1
Croatia -1
Bosnia -1
Macedonia -1
Serbia -1
Benelux -3
Denmark -1
France -3
Trinidad & Tobago -1
Barbados -1
South America (except Ecuador) -3
Venezuela on a non-exclusive basis
Ukraine -1
Romania -1
South Africa -2
Saudi Arabia -4
Kuwait -2
Kirghistan -1
Tajikistan -1
Uzbekistan -1
Kazakhstan -1
China on a non-exclusive basis from November 10, 1999 to September 30, 2000 and further subject to a waiver by Syncor Overseas Ltd.
dated October 1, 1999. -5